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                                                                    EXHIBIT 4.16

                AMENDMENT TO THE LETTER AGREEMENT ,INCLUDING THE
                        SCHEDULE - STANDARD CREDIT TERMS
                     FOR CANADIAN IMPERIAL BANK OF COMMERCE

This Amendment is entered into this 12th day of August, 2002 and modifies the June 28, 2002 letter from Canadian Imperial Bank of Commerce ("CIBC") to Thomas
R. Swain of GSI Lumonics Inc. ("Letter") and the attachment to such letter entitled "Schedule - Standard Credit Terms" ("Attachment")(collectively the Letter and the Attachment shall be known as the Letter Agreement"). In the event of a conflict between the Letter Agreement and this Amendment, the terms of this Amendment shall prevail and govern.

Notwithstanding anything to the contrary in the Letter Agreement, the parties hereby agree as follows:

That the following modifications shall be made to the Letter:

1) The paragraph in the Letter entitled "Overall Credit Limit" shall be replaced with the following: "The total use of all Credit shall not at any time exceed the lesser of (a) Cdn $6,145,000 or (b) the US$ equivalent of the Cdn$6,145,000. All other limits set forth in this letter which do not specifically identify a currency shall be deemed to be stated in Canadian dollars."

2) The paragraph in the Letter entitled "Credit A: Operating Line" shall be modified in the Description and Rate subpart "(1) Canadian dollar loans and overdrafts" by deleting "Stand by Fee: 5 basis points on any unused credit availment".

3) The paragraph in the Letter entitled "Security" shall be replaced in its entirety with the following:

Security:         The following security is required.
Liquid:           Liquid security as follows:
                  .        Pledged Collateral in the form of Money Market
                           Investments, as follows:

                                  For the full amount of all facilities
                                  availed, presently $6,145,000 value, to be held by and pledged as collateral to CIBC.

4) The paragraph in the Letter entitled "Reporting Requirements" shall be modified by replacing subpart (3) with the following: "(2) Within 120 days of each fiscal year end, a business plan or forecast for the next fiscal year including projected balance sheets, income statements and cash flow projections."

5) The paragraph in the Letter entitled "Other Provisions" shall be modified by replacing the "Interest Rate Applicable to Credit Limit Excesses" to "CIBC's

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        standard Interest Rate Applicable to Credit Limit Excesses which shall in no event exceed 21% per year."

6) The paragraph in the Letter entitled "Other Provisions" shall be modified further in the subpart entitled "Next Scheduled Review Date" by replacing the last sentence therein with the following: "The terms of this Agreement will continue beyond May 31, 2003 until (a) a new Agreement is executed between the parties which supercedes this Agreement; (b) an Amendment to this Agreement is executed between the parties, which terms and conditions shall govern the continued existence of the Agreement; or (c) you notify us in writing, with appropriate advance notice, of your desire to terminate the Agreement on a specified date."

7) The paragraph entitled "Standard Credit Terms" shall be replaced in its entirety with the following: "The attached Schedule - Standard Credit terms, as modified by this Amendment, forms part of the Letter and the Agreement.

8)      The last sentence in the Letter shall be replaced with the following:
        "The Agreement and this Amendment thereto was agreed to and became effective on June 28, 2002, subject only to the execution by both parties of the Letter Agreement and this Amendment thereto. As of June 28, 2002, this Agreement and Amendment replaced the existing credit agreement dated December 31, 1999 between GSI Lumonics Inc. and CIBC, and all covenants, warranties and obligations under the December 31, 1999 credit agreement terminated as of the June 28, 2002 effective date and any outstanding amounts and security under the December 31, 1999 credit agreement as of June 28, 2002 are covered and governed by the terms of the Letter Agreement and this Amendment."

That the following modifications shall be made to the "Schedule - Standard Credit Terms" Attachment to the Letter:

a)      Paragraph 1.1 (a) and (b) shall be replaced with:

        1.1(a) for amounts above the Credit Limit of a Credit or part of a Credit or the Overall Credit Limit, as described in Section 1.4, or for amounts that are not paid when due, the CIBC standard Interest Rate Applicable to Credit Limit Excesses, which shall in no event exceed 21% per year.

        1.1(b)  for any other amounts the rate is the Prime Rate.

b) Paragraph 1.3, Payment of Interest, shall be replaced in its entirety with the following: "Interest is computed on the basis of a 365-day year, for the actual number of days elapsed. Interest is due monthly in arrears commencing on the first day of the first month next succeeding the date of last signature of this Amendment at the rates set forth above. Unless you have made other

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        arrangements with us, we will automatically debit your Operating Account for interest amounts owing.

b) Paragraph 1.6 shall be deleted in its entirety and replaced with the following:

        Each party understands that the credit facilities provided hereunder are initially being established as Demand Credits, and as such, CIBC may, at its discretion, demand immediate repayment of any outstanding amounts under any Demand Credit. Whenever possible, CIBC will give you thirty (30) days notice of such action. Notwithstanding the foregoing, CIBC agrees, on or before August 30, 2002, to convert the credit facility to a Revolving Credit facility and to convert any Demand Credits to non-demand credits under the Revolving Credit facility at no cost to you. You agree to sign any documentation reasonably requested by CIBC to effect such conversion.

c)       The following paragraphs shall be deleted in their entirety:
                .        Paragraph 1.10, Insurance
                .        Paragraph 1.11, Environmental
                .        Paragraph 1.16, Confidentiality

d) Paragraph 1.13, Our Pricing Policy, shall be replaced in its entirety with the following: "If you cancel any of the fixed instrument arrangements under this Agreement, you will have to pay, on the used and outstanding portions of such fixed instrument arrangement, the standard and reasonable CIBC breakage fees we charge (and notify you of) for such cancellation.

e) Paragraph 1.14, Proof of Debt, shall be modified by replacing the second sentence with the following: "Throughout the time that we provide you credit under this Agreement, our and your loan accounting records will provide proof of the terms and conditions of your credit (such as principal loan balances, interest calculations and payment dates)."

f) Paragraph 1.15, Renewals of this Agreement, shall be replaced in its entirety with the following:

        "This Agreement shall remain in effect until May 31, 2003, at which time CIBC shall review your financial statements, your forecast business and financial plans and your compliance with the terms of this Agreement. The terms of this Agreement will continue beyond May 31, 2003 until (a) a new Agreement is executed between the parties which supercedes this Agreement; (b) an Amendment to this Agreement is executed between the parties, which terms and conditions shall govern the continued existence of the Agreement; or (c) you notify us in writing, with appropriate advance notice, of your desire to terminate the Agreement on a specified date."

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g)      Paragraph 1.19, Notices shall be replaced with the following: "Except as is otherwise expressly specified herein, you and CIBC may give any notice in person or by telephone or by letter that is sent by fax or by mail."

The Letter Agreement and this Amendment thereto constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and merges all prior discussions between them relating thereto. Any finding that a provision of this Agreement is invalid or unenforceable shall apply only to such provision. Where a party executes this Agreement and Faxes it to the other party, such other party may rely on the facsimile copy of this Agreement as if it was an original document.

The Letter Agreement and this Amendment thereto shall be governed by the applicable laws of the Commonwealth of Massachusetts.

In Witness Whereof, the parties hereby agree to amend the Letter Agreement in accordance with the terms of this Amendment, as evidenced by their respective signatures set out below.

GSI LUMONICS, INC.                          CANADIAN IMPERIAL BANK OF COMMERCE

By: /s/ Thomas R. Swain                     By: /s/ Steven Kim

Name: Thomas R. Swain                       Name:  Steven Kim

Title:  V.P. & CFO                          Title:  Associate Manager

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